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EXHIBIT 21


SUBSIDIARIES OF COMPANY


                                     Rainforest Cafe, Inc. - Thunder
                                     Rainforest Cafe, Inc. - Mist
                                     Rainforest Cafe, Inc. - Cha Cha
                                     Rainforest Cafe Canada Holding, Inc.

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